UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2007
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or	(Commission File Number)	(I.R.S. Employer Identification No.)
organization)

9920 Belward Campus Drive Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)

Registrant’s telephone number, including area code:	(240) 268-2000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 30, 2007, Jeffrey W. Church resigned as the Chief Financial Officer of Novavax, Inc., (the “Company”) effective April 20, 2007.
In connection with Mr. Church’s resignation, on April 5, 2007, Len Stigliano was appointed to serve as the Interim Chief Financial Officer of the Company. Mr. Stigliano will commence employment on April 11, 2007 but will not become Interim Chief Financial Officer until April 20, 2007.
Mr. Stigliano is 59 years old and a partner at Tatum, LLC, an executive services firm and will serve as the Interim Chief Financial Officer of the Company though an Interim Executive Services Agreement between the Company and Tatum, LLC. Mr. Stigliano has served as a partner of the Philadelphia office of Tatum, LLC from December 2006 to the present. Mr. Stigliano was president and chief operating officer at Omnicare Clinical Research, a global clinical research organization from 2000 until December 2006.
Pursuant to the Amended Executive Services Agreement, Mr. Stigliano will receive a salary of $21,600 per month. Mr. Stigliano will be eligible to receive cash bonuses upon the achievement of certain goals. Mr. Stigliano will not be entitled to any option or equity grants or participate in any Company- sponsored health plans. Mr. Stigliano will be entitled to participate in the Company’s employee retirement and/or 401(k) plans and to vacation and holidays consistent with the Company's policy for senior management who are employed full time. Mr. Stigliano also will be entitled to coverage under the Company’s liability insurance policy for directors and officers.
As compensation for the engagement of Mr. Stigliano, beginning on April 11, 2007, the Company will pay Tatum, LLC an $5,400 per month and will receive bonus payments if Mr. Stigliano receives bonus payments.
The Company issued a press release on April 5, 2007 announcing the resignation of Mr. Church as Chief Financial Officer and appointment of Mr. Stigliano as the Company’s Interim Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
         99.1 Press Release of the Company dated April 5, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc.
(Registrant)

April 5, 2007	By:	/s/ Rahul Singhvi

	Name:	Rahul Singhvi
	Title:	President and Chief Executive Officer

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